EXHIBIT 21

State of Delaware
Secretary of State
DMslon of Corporations

Delivered 01:03 PM 11/09/2021
FILED 01:03 PM11/09/2021

SR 20213745176 - File Number 4471633

CERTIFICATE OF DESIGNATION OF THE PREFERENCFB AND RIGHTS

OF

SERIF.S JI’ P.REPERRED STOCK

OF

METROSPACEStINC

The undersigned, Oscar Brito, does hereby certify that:

A. He i$ the duly acting Chief Executive Officer of METROSPACBS, INC., a corporation organized and existing under the General C.Orporation Law of the State of Delaware ( the n,oration”).

.B. Pu.nuant toauthority conferred upon the Board ofDil’\,’:Ctorsby the Certificate of lncoiporation of the Corporation, as amended, and pursuant to Ole provisions of Section 1S l of the Delaware General Corporation Law,said Board of Directors, pursuant to taking action by written consent Qtl Octobe.r 3,20211 approved and adopted a re.&0lution, pursuant to itsauthority asaforesaid, to (l} fix the rights, p:refciences, privileges and restrictions o and thenumber of shares.comprising,oftheC”.orporation’sSeries F Preferred Stock, and (2) toauthorize this Certificate of Designation for the Series F P:referredStock, the corporation has the Q.uthority to i$$ue, as follows:

RESOLVED, that the Board of Ditecn>r$, pursuant to authority given by the Corporation’s C,ertificate of Incorporation. does hereby provide for the iS$uance of a series of preferred stock for cash or exchange of other securities, rights or p-roperty, and does hereby f’1x. and detennine the rights, p:references.1 privileges and rest.rictions, and the number of shares con$tituting such Series. and other matters relating to the Seri.ea F Preferred St.ode and thedesignation of such serie•s ..set forth below.

C. The Board ofDiteetorsdoes hereby provide for the issuance ofa seriC$ of prefened stock for cash or exchange of other securities, rights or property and does hereby fix and determine the right$, pref privileges and restrictions and the.number of shares and other matters relating to the Series. F Prefem:d Stoc asfollows:

TERMS OF SERIFS F PREFERRED STOCK

A serie, of prefeiwd stock of Metros.paces, Inc,i a Delaware coqloration (the ‘ pany..)is hereby designated 8$ “Series F C.Onvertiblc Preferred Stock” in the amount of 30,000 shares (the”Series. FConvertible Preferred Stock’’),having the following rightsand preferen :

Section 1. Def'mitions. For the purposes hereof, the foJlowing tem1'$hall have the following meanings:

“Affiliate” means any Person that,, direotly orindirectly through oneormore intermediaries, controls oriscontrolled byor isunder common control with a Person, assuch tenna areused inand construed und.er Rule 405 of the Securities Act,

0AltemateConsideration”$hall have the meaning set forth in Section 7(e).

•lBankry.ptcy Event’• means any of the following events: {a) the Corporation or any Significant Sub$idia1.y (assu.ch term is defined in Rule l..o2(w) ofRegulation S•X) thereof oommences acase orother proceeding under any bankruptcy, :reorganization, arrangement, adjustment of deb relief of debtoni, dissolution, insolvency or liquidation or silnilar law of any jurisdiction relating: to the Corporation orany Significant Subsidiary thereof, (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement, (c) the Corporation or any Significant Subsidiary thereof is adj\ldicated insolvent or bankrupt or any order of n:lief or other order approving any such case or proceeding is entered,.(d) 1he Corporation orany Significant Subsidiary 1hereof auffers any appointment of any custodian or the like for it oranysubstantial part o.fits property that is notdischarged outayed within sixty (<,O) calendar days after such appointment, (e) the Corporation or any Significant Subsidiary then:of makes a general assignment for the benefit of creditors, (f) the Corporation orany Significant Subsidiary thereof cal.ls a meeting of its cnxlitors with a view to arranging a composition, adjustment or re\Structuring of its debts, or (g) 1he Corporation or any Significant Subsidiruy thereof, byanyactorfailure toact,expn!$Sly indicates itJconsent to approval oforacquiescenceinanyof the foregoing or take,anycorporate orotheraction for thepu,pose of e,trecting any of the foregoing,

i•Beneficial Ownership Limitation” shall have the meaning $et:forth in Section S(d).

0J3u&ines&Day” means any dayexcept nny Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized orrequired by law orother governmental action toclose,

“Bu)”:m • shall have the meaning set forth in S tion S(cXiv).

..O:tattge of Control Transaction’ mean$ the occurrence after the date h.ereof of any of (a) an acquisition afte.r thedate heiwfby anindividual orlegal entity or”group’ (asdescribed in Rule I3d•S(b)(I) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership ofcapital stock of theCorporation, bycontract orotherwise) of in excess of 4 /4 of thevoting securities of the Corporation (othe.rthan bymeans ofconversion or exercise of Pre.fened Stock and theSecurities issued together with the Prefeaed S k),(b) the Corporation merges intoorconsolidates with any other Perso orany Person merges into orconsolidates with the C.orporation and, after giving effect tosuch tramaction, the stockholders of the Corporation immediately prior to such tnmsaction own less than 33% of the Qgg?egate voting power of theCorporation or thesuccessor entity of such tl’an$action, (c) theCorporation sells or trall$fers all orsubstantiallyall ofitsassets t<.HlnQther Personand ille$t0Ckholde1Sof theCorporation immediately prior to such transaction own less than 33% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year peric;,d of mQre than one--half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Js.,;ue Date (or by those individuals who are serving as members of the Board of Di:recrors on any date whose nomination to the Board of Directors wasapproved by a majority of the members of the Board of Directors who are members on the Original Tu.sue Date)1 or (e) theexecution by the Corporation of an agreement to which theCorporation is a party or by which it is boun providing for any of theevents set forth in clauses (a) through (d}above.

‘Oosing’ means the closing of thepurchase andsale of the Securities pursuant toSection 2.1 of the n.-s.pective Purchase Asreeme.nts.

“Closine Date’ me.ans theapplicable Tracling Day on which all of theT,ransaction Doc,uments .have been exec·uted and deliv¢1’¢1d by the applicable parties thereto and all conditions precedent to (i) each Holder s obligations to pay theSubscription Amount fora CJos:ing and (ii) the Corporation’s obligations to deliver theSecurities have been satisfied or waived.

‘•C.Ommission’ or the• means the United States Securities and Exchange Commission.

..Common Stock’, m s the Corporation’s CQJllltlOn stock. par value $0.00I per share, and stock of any other clas..i of securities into which such seeurities may hereafter be reclassified orchanged.

‘‘Cbmmon Stock F.qyivalenfs,, means any securities of the Corporation or the Su idiari.es which wQU:ld entitle the holder thereof to acquire at any time Common Stoc in(:luding, without limitation1 any debt, prefened stock, rights, options. warrants or other instrument that is at any time convertibJe into or e,-.:erciiableor exchangeable for; or otherwise entitles theholder thereof to receive, C.Ommon Stock,

‘ nversion Amount’’ means the Jum of the Stated Value at i$sue.

nversion Date’”shall have the meaning setforth in Section S(a).

ueonversion Pried’ shall have the meaning set forth in Section S(b).

4’(‘.onversion Shares” means, collectively, the shares of Common Stock i.$$:uable upon oonversion of the$hares ofPreferred Stock in aCQ>rdante with the temIS hereof.
“0,rporation Redemption’• has the meaning set forth in Section 8.

uO:>rpomtion Redemption Price” ha$ the meaning set forth in Section 8.

•’Cbrponttion Redemption Payment Date” has the meaning set forth in Section 8.

,ic.orporationRedemption Notice’ bu the meuning set forth in Section 8.

nnesignation. Amount and Par Value” The seriof preferred stock shall be designated as Series F Ulnvertible Preferred Stock and the number of shares so designated $hall be up to 30,000 shares (which shall not be:subject to increase without tbe written consent of all of the Holders of the Preferred Stock). Each share of Preferred Stock shall have a par value of$0.00l pershare and a stated value of$100, $Ubject to incset forth in Section 3 and/or elsewhere in tbiJCertificate of Designation below.

UUI’C” means the Depository Trust Company..

0Dl’CIFAST Program” means the DTC’s Fast Automated SeQurities Ttan$fet Program.

“Dividend” shall have the meaningset forth in Section 2.

● owAc Eligible1 means that(a) the Common S10Ck is eligible at DTC forfull $C1Vices pursuant to DTC’s tionat Arrangements, including without limitation transfer through DTC’s DWAC system, (b) the Corporation has been approved (without revocation) by the DTCs underwriting department, (c) the Transfer Agent is approved asanagent in theDTC/FAST Program, (d)OreConversion Shares areotherwise eligible for delivery via DWAC, and (e) the Transfer Agent does not have a policy prohibiting or limiting delivery of the ConversiQn Shares via DWAC.

“&change Act•• means 1he Secµrities F..x.change Act of 1934} as amended, and the ndes an<l iegulations promulgated thereunder,

York Courts” shall have the meaning set forth in Section l2(d), uFundrunenta.lTransaction., shall have the meaning set forth in S«tion 7(e). ‘•GA.AP’• meanJ United Stares generally accepted accounting principles.

•Holders•• means Holders of the Prefened Stoc:k.

‘“Indemnified Party• shall have the meaning set forth in Section l l(f).

01ndebtednes.s’•means (a) any liabilities for borrowed money oramount$owed in execs., of$10,000 (other than trade acoounts payable incumxl in. the ordinary course of business), (b) au g,1aranties, endorsements andotheroontinge.ntobligations in respect ofindebte<lnes.s ofothe.rs, whether ornotthesame are or should be reflected in the Corporation’s balance sheet (or the notes thereto), except guaranties l)y endo:r:sement. of negotiable instruments- for depo$it or collection or similar transaction& in the ordinary course of business, and (c) the present value of any lease payments in excess of $10,000 due under leases iequired tQ be capitaliud in ac;;COl’dan<» with OAAP,

“Junior Securities” means the Common Stock and all other Common Stock Fquivalents of the Corporation other th.an those securities which are explicitly senior or pari passu to the Preferred Stock in. dividend righb or liquidation prefetence.

0Late F•• shallhave the meaning set forlh in Section 2(d).

f’Li@I” means a lien.,, charge, security interest, encumbrance, right of .first refusal, p.t\’remptive right orother restriction.

‘‘Uquidation,.shall have the meaning set forth in Section 4.

..losses’’shall have the meaning set forth in Section 1 l(t).

“Noticeof Conversion’’ shall have the meaning set forth in Section S.

“Orighud IwJe Date • means the date of the first. issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular S.hares of Preferred Stock: and regardless of the munber of certificates. which may be issued to evidence such Prefemxi Stock.

“Pennitted Governmental Indebtedness’’ means Indebtedness for thepurpose ofsupporting product sales by the Borrower.

..Permitted Indebtedness” means (i))IndebtednC$$ of the Corporation set fQrth inCorporation,• most SEC reportfiledwith theSECbytheCorporationonForm 10-QorForm 10-K(the •JSECR.epwts”) provided none of such Indebtedness., has been inc,n.,ased, exwnded and/or othe.rwise changed), (ii) Indebtedness ed by Permitted Lien$ described in clausesH(rnr of the dt;,futition of Permitted Liens, and (iv) Permitted Oovemmen:tal Indebtedness.

0PermittedLiens” meant {i) any Lien for tax.es not yetdue ordelinquent or being contested in good faith by appropriate proc;eedings for which adequate reserves have been established in accordance with OAAP, (ii) any statutory Lien arising in the ordinary course ofbu.siness by operation of law with resp¢Qt.to a liability that is not yet dueordelinquent, (iii)any Lien created byoperntion oflawt such 8$ materialmen’s lien.\, mechanics’ liens andother similar liens, arising in the ordinary course of business with respect to a liability thati$ not yetdue ordelinquent orthat arebeingcontested in good faith byappropriateproceed.ing:$, (iv)Lien:s(a)upon.orlnanyequip.mentacquiredor·heldbytheBom:,weroranyofit$Subsidiaries.tosecure the purchase price of such equipment or indebtedness incu.m:d solely for the purpose of fuwncing the acquisition or lease of such equipment, and (\’>) existing on such equipment at the time of it$ acquisition, provided that the Lien la confined solely to the property so acquired and improvemenu thereon, and the proceeds of such equipment and (v) any Liens for Permitted Indebtedness set forth in (i) and (ii) of the definition of Permitted In.debtedness provided as to«(ii)” of Permitted Indebtedness such Liens were in existence and not amended, supplemented and/or modified since the original issuance date any such JndebtedneiS was incurred.

n” means an individual or corporati.(ln, partnet$.hip, trust, incorporated or unincorporated association., joint venture, limited liability (Ompany. joint stock company .suvernment (or an agency or subdivision thereof) or other entity of any kind.

“Pig,:.y Back ReGJstration” shall have the meaning set forth in Section 11(a). Hf>referred Stock”$.hall mean Series F Convertible Preferred Stock, I$Premium Rare,. shall have the meaning $Ct forthin Section 8(a).

uPuro’hase Agreement” means that certain Securities Purchase A ment, dated on or abou.t the Original Is.sue Date, among the Corporation and the original Holder al!! amended, modified or supplemented from time totime in accordance with itsterms.

•	Reeistration S1atement” shall have the meaning set:forth in Section l l(a).

0Securities” mean$ the Preferred Stock and the Underlying Shares.

“Securities Act’’ means the Securities Act of 1933., as amended, and the rules and regulations promulgated thereunder.

“‘Share Delivei:y Date”shall have the meaning set forth in Section S(c)(i).

uStated Vat:ue’t $hall mean $100.001 subject to increase set forth in Section 3and/or elsewhere in this Certificate ofllesignation.

“Subscription Amount’• shall mean, as to each Hokier., the aggregate amount to be.paid for the Preferred Stock pu:rcha..<lled punmant to the Purchase Agreement asspecified below such Holder’s nameon the signature page of the Purcba.,i;e A ent,and next to the beading “Subscrip1fon Amoun\,. in United States dollars and in immediately available funds,

‘*Suhsid:iazy’’means anysubsidiary of theCorponition asset forth on Schedule3.1{a) of1he Purchase Agreement and shalt, where applicable, also include any direct or indirectsubsidiary of the Corporation formed oracquired after the dateof the Purchase Agreement,

“& rEntity • shall have the meaning set forth in Section 3.

‘‘Trading Day or D«te” means a dayon which the principal Tl’ading Market isopen for busine&.$.

*’Trading Market” means any of the .following markets or exchan8e.i on which the Common S10Ck (or any othercommon stock of anyother Person that references theTrading Market for it&common stock) is listed orquoted for tradingon thedate inquestion; The NASDAQ Global Market,The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Area. the NYSE MKT, or theOTCQX Marketplace1 the OTCQB Marketplace. theOTC Pink Marketplace or any other tier of the OTC LinkATS operated by OTC Markets Group Inc. (or any ,uccessor to any of theforegoing),

•’Transaction Documents’ means thisC,ertificate of’Designation thePurchase Agreement, all e.xhibits and sdledules thereto and here1o and any other documents or agn:ements executed in.connection with the transactions contemplated pursuant to the Purchase Agreement.

4”J’nmsfer Agent” means Empire Stock Transfer Inc... and any successor transfer agent of the O>mpany.

•Vfriggering Event” shall have the meaning set forth in Section lO(a),

•Vfriggering Redemption Amount’’ mea foreach shareof Preferred Stock, thesum of (a) 135%of the Stated Value and fl>) all accrued but unpaid dividends thereon and (e) all liquidated damages, LateFees and other costs, expenses or amol.lllts due in respect of the Prefem:d Stock including, but not limited to legal feesand expenses of legal oounsel to the Hokier in connection with, related toand/or arisin.g out ofa Triggering: Event.

•’Tri,:gering Redemption Pqment Date’•shall have the meaning set forth in Section lO(b),

“Underlying Sbare,t> means theshares of Common Stock issued and is.suable upon conversion of1he Preferred Stock

Section 2.          Dividends.

(a)      Diyideru:,1$ in <;ash or in Kind, &ch share of Preferred Stock ah.all be entitled to receive, and the Corporation shall pay, cumulative dividends of nine percent {9%) per annum, payable quarterly, beginningon theOriginal Issuance Date andending on thedate that such share of ferred Share has been oonverted orreooemed ( “‘Dividend EndPam’1· Dividend$ may bepaid in ca.sh or in shares of Prefemxl Stock at the di$Cretion of theC.Ompany,

{b)       Participating Dividendson AS::(hnverted Basis. From and after th initial Closin.g Datet in addition to the payment of dividends pursuant to Section 2(a), each Holder shall be entitled to receive,. and the Corporation. $hall pay, dividends on sb$res of Preferred Stock equal to (on an as...if convertcd.,to-Co.tnm()n-.Stook basis) and in the $lime form as dividends actually paid on shares of the Common Stock when,.asand ifiuch dividend$arepaid on shares of the Common Stock, TheCorporation shallp!iy nodividend.$ on sh.ares of the Common Stock unless it .simultaneously complies with the previous sentence.

(c)       :Dividend Calculatigns, Subject to ti.on 3(a},. dividends on the Preferred Stock shalt be calculated on the basisofa 360;,(fay year.>consistingof twelve (t 2) thirty (30)calendar dayperiods, and shall acorue and compound daily commencing on the Original Issue Date, and shall be deemed to accme ftom such date whether or not e:amed ordeclared and whether or not thei:e are profits wrplus or 0th.er tunds of the Corporation legally available for the payment of dividends. Dividends shall Cea# to ace.rue with respect toany Prefem:d Stock redeemed or convertedi provided that the Onporation actually delivers the Conversion Shares within the timeperiodrequired by Section 6(e)(i) herein.

(d)       Late Fees. Anydividends thatare not pa.id a Dividend Payment Dateshallcontinue to accrue and shall entail a la.te fee(“Late F ‘‘)l which must be paid.in cash, at the rate of 18% per-annum or the lesser rate permitted. by applicable law which shall accrue and compound daily from the Dividend Payment. Date through and in(:luding the date o.factual payment in fuU.

(e)       O t Securities. So long as any Preferred Stock shall remain oufst$lding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly Junior Securities or pari pas.su securities other than any Preferred Stock purchased to the terms of this Certificate of Designation. So kmg as any Preferred Stock shall remain outstanding, neither theCorporation nor anySubsidiary thereof shall directly or indirectly pay ordeclare any dividend or make any distribution upon (other than a dividend or di$tribution described in Section 2 or dividends due and paid in the ordiruuy course on preferred stock of the Coiporation at iuch times when the Corporation is in compliance with itspaymentand otherobligations hereunder), nor shall any distribution be made in respect of, any Junior Securities orpan passu securities aslong asanydividends dueon the Preferred Stock remain unpaid, nor $hall any monies be set aside for orapplied to the pu.n::base or redemption (through a sinking fund orotherwise) of any JUllior Securitiea or pari papu securities.

Seetjm3, Yotm,gRigbts. The Preferred Stock will benonvotingunti.t such time.asoonverled into sha:res of Common Stock. However as long as any $bares of Preferred Stock are ou.1:$tandin. the Corporation $hall not. with<tul the affirmative vote of the Holders of a majority of the them outstand.ing share$of thePrefenw Stock directly and/orindireotly(a) alter orchungeadverselythepoweis, prefen:nce.s or .rights given to the .Preferred Stock or alter or amend this Certificate o:f Designation, (b) authorize or cl’e(lte any cl8S$ of stock ranking as to·redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to., orotherwise pari pasgu with-> the Preferred Stock: or.•authorize orereate any cl8$Sof stock ranking as todividends senior to, or otherwise pari passu with, the Prefened Stock, (e) amend its Articles of lnoorporation or othercharter document& inany manner thatadvemely affects any rights of the Holders, (d) increase the number of authoimxl shares of Preferred St.Qck, or (e) enter into any agreement with respect to any of the foregoing.

Section 4, Liquidation. Upon any liquidation, dissolution. or winding--up of the Corporation, whethervolunuuyorinvoluntary (a.”Uguidatioo’’), the Holders sha11 beentitled to Ive outof theassets, whether capital orsurplus, of the Corporation anamountequal to the Triggering Redemption Amount, for eachshare of Prefemxl Stock before anydistributionor payment shall he made to theholders of any Junior Securities, and if the as.set, of the Corporation $hall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be rntably distributed among the Holders in accordance with the n,;spective amounts. that would bepayable on such shares ifall amounts payable theJCOn were paid in full. A Flllldamental Transaction or Change of Control Transaction shall not bedeemed a Liquidation. The Coiporation shall mail written nQtice ofany such Liquidationf not less than -,rty..five (45) &lys prior tQ the yayment date stated therein, toeach Holder.

Sections.            Conversion.

(a)       Conversions at: Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof; intQ that number of share$ of C.ommon Stock (subject to the limitations set forth in Section S(d)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holder-& a.ball effect conversions by providing ‘the Corporation with the form Qf.con:version notice attached heroto as AJmex A (a ‘Notice of Conversion’). &Qh Notice of Conversion shall specify the number of sharesof Preferred Stock tobe convertedf thenumber of share$ of Preferred Stock owned prior to the conversion at issue, the number ofshares of Prefer.red Stock owned subsequent to the conversion at issue and the date on which $uch conversion is t<> be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or(}mail such Notice of Conversion to the Corporation (such date.. the”Conversiop!)ate”). If noConver.sion Dateisspecified in a Notice ofConversion, the Convemion Date shall be theda.te thatsuch Notice of Conversion to th.eCorpomtion i$.deemed delivered henmnder. Noink original Nod.cc of Conversion shall be required, nor shall any medallion guarantee (or other type. of guarantee or notarization) of any Notice of Conversion form be required, The calculations and entries set forth in the Notice of Conversion ahall control in theabsence of manifest or mathematical error, To effect conversions of shares of Preferred Stock. a Holder shall not be requited to surrender the certifica.te{s) representing the share8 of Preferred Stock to• the C.orporation unleu all of the shares of Preferred Stock p.re-aentedthereby are converted, in which case such Holder shall deliver the eertifiC$t.C. representing such shares ofPreferred Stock promptly following the Conversion Date at issue.Shares of Preferred Stock converted intoCommon Stock or redeemed in ac ordance with the terms hereof shall becanceled and shall not be reissued.

(b)       Conversion Price, Theconversion price (the0Conversion Price’’) for thePreferred Stock shall be the amount equal t.o the Stated Value of each $hare of Preferred Stock, together with any

.ecerued butunpaiddividend.sandliquidated damages alldivided by$O.000S per share. By way ofexample> if the Stated Value ofa$hare of Pref Stock is equal to$l00.00 and there were noaccrued but unpaid dividends or liquidated damages. the C.Onversion Prioe would $100,00 divided by $0.000S :resulting in 200i000 Convet’$ion Shart,s, All such foregoingdetemrinations will beappropriately adjusted for anystock dividend., stock split, stock 00:mbinatiQn, reclassification or similar t:n,msaction that proportionately deereases or inc:re.ases the Common Stock during such .measuring period. Nothing herein shall lixnit a Holder’s right to pursue actual damages including but not limited to. as a result of a Triggering Event pursuant to Section IO heroof and the Holder shall have the right to pursue alt remedies available to it hereunder, at law or in equity including, without Iimi1ation1 a decree of specific pcrfon.nance and/or injunctive relief., The exercise of any such rights shall not prohibit. Ole Holder from seeking to enforce damages pursuant to any other Section hereofor under applicable law.

(c)	Mechanics ofConversion.

(i)	Delivery of Conversion Shares Upon Conveg.ion. Not lat.er than two (2) Trading Days after eachConvei,ion.Date(the ‘‘Sluu’e .DeliveryDate”), theC-Orporation shall deliver, or awse tobe delivered to theconverting; Holder (A) the nlUllber of Conversion Share.$ being acquited upon the conversion of the Preferred Stock, which Conversion S.hare$shall be free of restrictive legend.$ and trading restrictions. and (B) a bankcheck in theamount ofaccrued and unpaiddividends(if the Corporation has elected or ia required topay accrued dividends in cash). TheCorporation shalt deliver theConvel’$ion Shares electronically through th.e Depository TTI.1$t Company oranoth.er established clearing corporation performing similar functions.

(ii)       Failu.re to Deliver Conversion Shan:,s. If, in the case of any Notice of C’.onvel’$ion, such Conversion Share.s are not deliven:d to or as directed by the applicable Holder by the Share: Delivery Date, the Holder shall beentitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares. to rescind such Conversion, in which. event the Corporation $ball promptly retum to the Holder any o.rigin,al Preferred Stock certificate delivered to·the Corporation and the Holde.r shall pl1.)mptly return to theCorporation the Conversion Shares issued tosuch HolderpW’lluant to1he n:scinded C-0nversion Notice.

(iii)       Ohliption Absolute; Partial Liquidated Damages. The C.Orporation’s obligation to is!Sue and deliver the Conversion Shares upon conversion of Pn:ferred Stock in accordance with the1erms hereof areaooolute andunconditional, i.rre$pective of any action or inaction by a Holder to enforce thesame,any waiver orconsent with pect to anyprovis.ion hereo( thel\’JCOveryof anyjudgment against any Pe1’80n or any action to enforce the same, or any setotr. counterelaim, reooupmen4 limitation or tennination, orany bteaeh or alleged b h by auch Holder or any other Person ofany obligation w the Corporationoranyviolationor11.lJeged violation a.flaw by such Holderorany otherperson, and i pective of any other circums1’1.nce which mipt otherwise limit $UCh obligation of the Corporation to iuch. Holder in connection with the issuance of such Conversion Share$; provided, however , that $uch delivery shall not:operate as a waiver by the C:Orporation of anys.uch action that theCorporation may have agaiD$1 such Holder. In the event a Holdeuhall electtoconvert any orall of the Stated Value ofits Pn;,ierred Stock, the C..orporation may not refuse conversion based on any claim that such Holder or any one 8$$0Ciated or affiliated with such Holder h.\18 been engaged in. any vioJation of law, agreement or for any other reason, unle.$$ an injunction :ftom acowt, <)nnotice to Holder, restrnining and/orenjoiningconvcndonof allor part of the Preferred Stock of $ueh Holder mall have been sought and obtained. and the Corporation posts a surety bond for the benefit of such Holder in the amount of l 50-/o of the S1ated Value of Preferred Stock which is subject to the injunction. which bond shall remain in effect until the completion. of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtainsjudgment. In theabsence ofsuch injunctio theC.Orporntion shall issue Conversion Shtll’CS and, if applicable, cash, upon a properly noticed conversion. If theCorporation fails .to deliver to a Holder such Conversion Shares pUI$uant to Sectic:>n S on thesecond Tmding ‘Day after the Share D livery Dateapplicable tosuch conversion, theCorporation shall pay to suchHolder, incash, as liquidated damage$ and notas a,penalty. fo:r each $2000 of S1ated Value of Prefetred Stock being converted, $100 perTrading Day (in.creasing to$150 per Trading Day on the third Trading Dayand in.creasing to$200 per Trading Day on tb.e sixth Trading Day after such damages begin to accrue) for each Trading .Day fl.er such $e00nd Truding Day after the Share Delivery Date until such Conversion Shares are delivered or Holder res<:inds such conversion. All liquidated damages $hall be paid to the Holder not later than the fifth { S Trading

Day after notice is provided to the Company by the Holder stating that any such liquidated damages are due pursuant to this Section$. Nothing, herein shall limit a Holder’s right to p\11’Sue actual damages Qr declare a Triggering Event pursuant to Section lOhereof for theCorporation’s failure todeliverConversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity in lud.ing, without limitation, adeciw ofspecifi(rperformance and/or injunctive relief. Theexercise of any such rights &hall n.otprohibit a Holder from seeking toenforce damages pursuant toany other Section heiwf orunder applicable law.

(iv)       Chmpensation for Buy..Jn on Failure to Timely Deliver Conversion Sh.ares Upon Conversion. In addition to anyother rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Sections. and if af\er such Share Delivery Date such Holder is required by i1s brokerage rum to purchase (in anopen market transaction orotherwise), or the Holder’sbrokerage fum otherwisepun;:hues, shares of Common Stock to deliver in satisfaction of a sate by such,Holder of the Conversion Shares which such Holder was entitled to receive upon theconversion relating tosuch Share Delivery Date (a0Buy-In’•), then the Coiporation shall (A) pay in cash. to such. Holder (in addition to any other remedies avail.able to or elected by such Holder) theamoun if any, by which (x) such Holder’& total pun;hase price (mctudingany brokerage commissions) for theCommon Stock so purchased exceeds (y) theproduct of (1) the aggregate D1Jmber of shares of Common Stock truu•such Holder was ent,itled to receive ftom. the conversion at issue multiplied by (2) the actual sale price at wbkh the sell order giving rise to au.eh purchase obligation was executed (including any bn>kerage commluions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred S1ock:equal to thenumber of shares of Preferred Stock submitted for conversion (in which (:8$¢,, suchconvel’$ionshall bedeemed rescinded) ordelivertosuch Holder the number of shares of Common S1odc that would.have been issued if the Corporation had timely complied with its delivery requirements mder Section S.Forexample, ifa Holderpun:h.asesshares ofCommon StoC.k ving a total purchase price of $11,000 torover a Buy..In with respect to a.n attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares {including any brokerage commissions) giving rise tosuch pun::;hase obligation a total of$l0>000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay sueh Holder $1,000. The paymen.t of all amounts due by theC.Ompany to the Holder shall bepaid in cash no later than the fifth{5 ) BU$U1ess Day after notice is provided by a Holder to the Company requesting the payment of any such liquidateddamag .TheHolder shall provide theCorpomtion written noticeindicating theamounui payable to such Holder in respect .o.fthe Buy-In and, upon request.of the CQrporation, evidence of the amount of such los.s, Nothing hereinshatl limit a Holder’s ript to pursue anyother remedies available to it hereunder, at law or in equity :including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver ilte Convenrion Shares upon conversion of the shares.of Preferred Stock as required pursuant to the term., hereof.

(v)       Reservation of Shares !Issuable Upon Conversion, The O;mpany wvenants that, it will reserve and keep available out of its authorized and unissued shares of Common Stock a number of shares of Q>mmon Stock at least equal to 300% of the Required Minimum for the sole purpose of issuance upon conversion of the P .Stock and payment of dividends on the Preferred Stock, all as herein provided? ·:free from preemptive rights or anyother actual contingent purchase rights of Persons other than thePu:rehuers, not le§ than such aggregate number 0cfshares of theCommon Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking in1o nccount the a(ljustments and 1”lStrictions of Section 71 but ignoring any Beneficial Ownership Limitations orother restrictions and/or limitations onconversions set forth herein orehiewhere) upon the C(mversion of the then ding shares of the Preferred Stock and pr1yment of dividends hereunder, The Company covenants that all shares of Common Stock that :shall be so issuable shall, upon issue1 beduly autb.orized, validly i$.sued, fully paid and nona:s,se;ssable, and at such timet as a regi$ttation statement covering such shares is then efreclive underthe Securities Act, will beregi&tered for puolic resale inaccordance withsuch registration statement. For pwposcs of this Certification of Designation, the tcnn ‘‘Reqyired Minimum” shall be defined as the product of (i) J000/4, multiplied by ( ii) thequotient of (A)(x) all outstanding Stated Value of all issued and outstanding shares of the Preferred Stock, (y) all unpaid dividends thereon (whether accrued or not), and (z) all fees and/or any costs and expenses relating to the Transaction Documents including, but not limited to Late Fees and liquidation damages, divided by (B) the C-onversion Price on the date of Oosing.

(vi)       Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon suchconversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal tosuch ftaction multiplied by the Conversion Price or round up to the next whole share.

(vii)       Transfer Taxes and &penses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made withoutcharge to any Holder for any documentaiy stamp orsimilar tax.ea that may be payable in respect of the issue ordelivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance anddelivery of anysuch Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unlessor until the Penk>n or Persons requesting the issuance thenx>f shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. In the event that the Holder requests same-dlly processing for a Notice ofConversion, such Holder shall pay all Transfer Agent fees required for such same-day processing and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(d)       Beneficial Ownership Limitation. TheCorporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right toconvert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such HoldCI (together ·with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially OO-’ll in excess of the Beneficial Ownership Limi1ation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with re;pect to which such determination is being made, but shall exclude the number ofshares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) eitercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section S(d}, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exdumge Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section S(d) applies, the determination of whether the Preferred Stock isconvertible (in relation toother securities owned by such Holder 1ogether with any Affiliates) and of bow many shares of Preferred Stock a.re convertible shall be in the sole discretion of such Holder. and thesubmission ofa Notice ofConversion shall be deemed to be such Holder’s detennination of whether the shares of Preferred Stock may be converted (in relation toother securities owned bysuch Holder together with any Affiliates) and how mnny shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. Toensurecompliance with this restriction. the Holder will bedeemed to represent totheCorporationeach time it delivers a Notice of Conversion that such Notice of Conversion hasnot violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination, In addition, a detennination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the .rules and rcgulatioru; promulgated thereunder; For purposesof this Section S(d), indetermining thenumber ofoutstanding shares of Common Stock, tie Holder may rely on the number of outstanding shares of Comm.on Stock 8$ stated in the most recent of the following: (i) the Corporation.’s most recent periodic orannual report filed wi1h the C..ommissiont as the case may be, (H) a more recent public announcement by the Corporation or (iii) a more recent written notice by theCorporation or the Transfer Agent. setting forth the number of shares of Common Stock outstanding. UpQn the written o:roral request of a Holder, theCorporation shall within two (2)TradingDays confirm orally and in writing tosuch Holder the numberof shares.ofCommon Stock then outstanding. In .any case.• the number of outs1anding shares of Common Stock shall be determined after gjving effect to theCQDversion or exercise of securities of the CorporationJ including the Prefemxi Stoc bysuch Holder or its Affiliates since the date as of whichsuch number of outstanding shares of Common Stock was reported. The0Beneficial Ownership Limitation’’ $hall be 4.99% of thenumber of shares of the Chnunon Stock ou.ts1anding immediately .after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by theapplicable Holder.

Section 6.           fln:tentionally Omitted],

s«uon7.              Certain A<ijustments.

(a) Stock Dividends and Stock Splits, If the Corporation, at any time while this Preferred StoQk isoutstanding: (i}pays a stock dividend or otherwise makes a distribution ordistributions that is payable in share$ of Common Stock on sha.n:$ of Common Stock or any other Common Stock F.quivalents (which, for avoidance of doubt, shall not in£Jude any shares of Common Stock i.,;aued by the Corporation uPQn oonversion of, or payment of a dividend on. the Preferred Stock), (_ii) subdivides outstanding shares of Common Stock into a larger numberof (iii) QQmbines (including by way <>fa reverse stock split) outstandi:ngshare$0fCommonStock intoa smallernumberof$hares, or(iv) issues, in theeventof a iwlas.sification of$haresof the Common Stock, any shareaof capital stock of theCorporation, then theConversion Price shall be multiplied by a :fiaction of wh h the numerator shall bethenumber of

$hare.a of Common Stock {excluding any U\’la$ury shares of the Corporation) ou1standing immediately before such. eve and of which the denominator shall be the number of shares of Common Stock outstanding immediately after suchevent, Any adju.stment made punuant to this tion 7(a) shall become effective immediately after the· record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in 1he cue of a subdivision, combination or re--c ‘tion.

(b)       Most Favored Nation Provision. From the date hereof until the date when the Holder·nolonger holds. any Preferred Stock, upon any issuance by theCompany or any of its Su.bs.i .ries ofCommon Stock orCommon Stock Equivalents forcuheonsi®ration,Indebtedness ora combination of units thereof (a ‘•Sub:seguent Financing”)J the Holder may elect, in its sole discretiont to exchange (in lieu of conveI1,ion), if applicablef all orsome of the shares of Prefemxl Stock then held for any securities or units iuued in a Subsequent Financing on a $1.00for$1.00 basis. The Company shall provide the Holder with notice of any such Subsequent Financing in the manner set forth below Additionally, if in such Subsequent Financing the.re areanycontractual proviaions orside letters that provide terms more favoraWe to theinvestors than the tennsprovided forhereundei;, then theC:Ompany shallspecifically notify the Holder of s1.1ch additional or more favorable 1ellll$ and such terms. at Holder’s optio shall become a part of the tmnsactiondOQuments with tho Holder. Thetypes of terms contained inanother s«:urity that may be more iworable to the holder of such security include, but are not limited to, terms addressing stock sale price, privaw placement price per share, and warrant coverage, For purposes of illus.tration, if a Subsequent Financing were to occur whereby the Company sell$ and issues a convertible note with a conversion price that includes a discount to themarket price of itsCommon Stock., the Holder will be entitled to receive the same convertible note on the exact $Mle temt.$ on adoUar for dollar basis via the exchange of the Series F Preferred Stock the Holder bolds on the date of the sale and issof the convertible note.

(e)       Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a)abovet if atany time theCorporation grants, issues or sells anyCommon Stock Equivalents or rights to purchase stock, warrants. securities or other property _pro rata to the recom holders ofany class of shares ofCommon Stock (the “Purohase Righta”), then the Holder of will beentitled. to acquire, upon th.e terms applicable to such Purchase Right$, the aggregate Purchase Rights which th¢ Holder could have acquired if 1he Holder had held the number of :i,hares of Common·St.ock acquirable upon complete oonversionof such Holder’s Preferred Swck (withoutregardtoany limitationsonexercise hereo( including without limitation, the Beneficial Ownership Limitation) immediately before1he dateon which a recQrd is taken for1he gmn4 imiance or sale of such Purchase Rights, or, if no such record is taken, the date as of which. the record holders ofsb.ares of Common Stock are to be dete.nnined for 1he grant, is$ue or sale of such P-urchase Right$ (provided. Jmveyer to the extent that the Holder’s. right to participate in any such Purchase Right would result in theHolderexceeding the Beneficial Ownership Limitation, then theHolder shall not be entitled to participate in such Purchase Right tosuch extent (orbeneficial ownership of such shares of Common Stock•areaultof suchPUl’Cha&e Right tosuch extent)and .such Purchase Right tosuch extent shall be held in abeyance- for the Holder until such time, if ever, as its right thereto would not result in the Holderexceed.ing the Beneficial Ownership Limitation),

(d)       Pro Rata Distributions. During such time a.-t this Preferred Stock is outstanding, if the Corporation shall declare or make any dividend orother distribution of its use1s{or rights to acquire its assets) to holders of shares of Common Stock,. by way of return of capital or otherwise {including,. without limitation. any distribution of cash, stock or other securities,, property or options by way of a dividend, spin off. reclassification, corporate rearrangement, scheme of arrangement or other similar tnms.action) (a “Distribytion”), at any time after the issuance of this Preferred Stoc then, in each such cue, theHolder shall beentitled toparticipate in such Distribution to thesame extent that the Holder would have participated therein if the Holder had held the number of srum.:s of Common Stock a u:imble upon cx,mpletc exercise of this Preferred Stock (without regard to any limitations on exQ:r’Cise hereoi; including without limitation, the Beneficial Ownership Limitation) immediately before 1hedate of whi<::h a record is taken for such Distribution, or1 if no such record is taken, the date asof which the record holder$of shares of Common S10Ck are to bedetermitted for the participation insuch Di:stribution (p:’Ovidcd, h.Qwever, to the extent that the Holder,& right toparticipate inan.y suc.h Distribution would result in the Holder exceeding the Beneficial Ownemhip Limitation, then the Holder shall not beentitled topartic,ipatein such Distribution to suchextent (orin thebeneficial ownershipofanyshar of Common Stock. as a1C$ult of such Distribution to such extent) and the portion of such Dis bution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its. right thereto would not l’e$Ult in the Holder exceeding the Beneficial Ownership Limi1ation).

(e)	Fundnmental Transaction.

(i)       General. The Company shall not enter into or be party toa Fundamental Transaction untes.s (i) the Successor Entity (asdefined below) assumes. in writing all of the obligalioD$ of the Company under this Certificate of Designation in uccordance with the provi$ions of this Secti<tn 7{e) pursuantto written agreements in form andsubstancesa6’factory totheHolder andapproved by the Holder prior tosuchFundamentalTransaction,includingagreements todeliver to theHolder inexchangefor shares c;,f Prefeaed Stock .a security of theSuccessor Entity evidenced bya written instrument.substantially similar in form and substance to the Preferred k, including, without limitation, which is convertible into a oorrespondingnumberofsh:are$- ofcapital stock equivalent to the res of Common Stock acquirable and ieceivable upon conversion of the Prefe.r:red Stock (without regard to any limi1ations on theconversion of the Preferred Stock) prior tosuc.h Fundamental Transaction, and with a conversion price which applies the conversion pricehereunder tosuch shares of capital stock (but taking into, account the relative valueof the sharesof Common Stock pursuant to sµch Fundamental Transaction and the value ofsuch shares ofcapital stock, such adjustments to the number of sh.ares of capi1a.l stock and such conveBion price being for the pqrpose of protecting theeconomic valueof the Preferred Stock immediately prior to the consummation of sueh Fundamenlal Transaction) and (ii) if theFundamental Transaction OCCU1’$ within six (6) months of the Closing Date, the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible .Market. Upon the consummation of each Fundamental Transaction, the Suc .r Entity $ball su to, and besubstituted for (so that from and after the date of theapplicable Fundamental Tra.nsadi.on, the provisions of this Certificate ofDesignation referring to the• mpany’” shall te.fer instead to the Su cessor Entity}, and may ex.¢roise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designation with thesame effect as ifsuch Successor Entity had been named as theCompany herein. Upon consummati.on of each Fundamental Transaction, the S r En.tity shall deliver to the Holder confinnation that there shalt be issued upon conversion of the .Prefem.-d Stock at $11Y time after the consummation of theapplicableFundamental Transaction, in lieu of the shares ofC’.ommon Stock (or other securities, cash, assets o.r other property) i$$uabte upon theconversion of the Preferred Stock prior to the applicable Fundamental Transaction, such shares ofpublicly tradedcommon $tock (or it&equiva1¢nt) of the Successor F..ntity (including its Parent Entity) which the Holder would have been entitled tc receive upon the happening of the applicable Fundamental Tmns.action had the Preferred Stock been converted immediately prior to the applicable Fundamental Trans.action (without regard to any limitations on the conversion of the Pref-erred Stock), as adjusted in atc0.rdnnce with the provisions of thit Certificate of Designation, Notwithstanding the foregoing, and without limiting Section S hereof, the Holder may eh:.ct, at its $Cle option, by delivery qf written notice to the Company to waive this Section 7(e) to pennit the Fundamental Transaction without the assumption of the Preferred Stock.. In addition to and not in substitution for any other rights hereunder, prior to theconsununation of each Fundamental Transaction pursuant to which holdeB of$hare$of Common Stock are entitled toreceive securities orother assets with mipect to or in exchange for shares of Common Stock (a “Corporate Event’,), Ute Company shall make appropriate provision to in$ure fuat the Holder will there,fter have the right to receive upon a conve.JSion of th¢ Prefern.-d Stock at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in. lieu of theshares of theCommon Stock (orothersecurities, cash, assets or otherproperty)issuable upon the conversion of the Preferred Stock prior to such Fundamental Transaction, such share$ ofstoc securiti cash, assets or any other property wbaf$0ever (including warrants orother purchase orsubscription rights) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the Preferred Shares been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Stook), Provision made pursuant to the preceding: sentence shall be in a .form and substance n”SSOnably satisfactory to the Holder.

(ii)       Black Scholes Value. Notwithstanding the foregoing and the provisions of Section S above, at the request of the Holder deliven:d at any time commencing on the earliest to occur of (x) the public disclosure of any Fundamental Transaction, (y) the consummation of any Fundamental Ttan.sactioo and (z) the Holder fu$t becoming aware of any Fundamental Transaction through th.e date that isninety(90)daysafter thepublic disclosure of theconsummation ofsuch Fundamental Tnmsaction by the C.Ompany pursuant to a Ctn’l’ent Report on Fonn 8...K filed with the SEC) the Company or the Succes,sor Rntity{as Ute ease may be) shall purchase the Preferred Stock ftom the Holder on thedate of such request bypaying to the Holder cash in an amount equal to the .Black Scholes Value,

(ili)      Fundamental Transactions. If,.at any time while any Preferred Stock is outstanding, (i) the Comp$y1 directly or ind tly, in one or more related transactions eff«its any merger oreo11$0lidationoftheCompanywithorin10anotherPet1Qn,(ii)theCompany1directlyorin tly>e:ffects any sat . tease, license, am.gnment, ‘trans.fer, conveyance orother disposition of all or substantially all of its as.sets in one or a series of related transactions, (iii) any direct or indirect, purchase offer, tender offer ore.xohange offer (whether by theCompany oranother Person) is completed pursuant to which holders of Common Stock are permitted tosell, tender or exchange their shares. for other securities, cash or property and has beenaccepted by theholders ofSO% ormore oftheoutstanding Common Stock. (iv)the O:mpany, directly or indirectly, in one or more rQlated transactions effects any reclassification, n:organization or iecapitalization of the Common Stock or any compulsory share etchange pursuant to which the Common Stock is effectively converted intoorexchanged forother securities, ca.sh or property, or(v) the C.ompany, directly orindirectly, in oneQr more related tran$aCtions CQDSummates astock or$hare purcha agreement orother busine8$ combination (including, wi1hout limitation, a reorganizationJ recapitalizationlspin-off or scheme of arra.ngement) with another Person or group of Persons whereby such other Person or group acquires more than 500/o oftheoutstanding shares of Common Sto<:k (not including anyshare, of Common Stock held by theother Person orotherPerson$ making orparty to,orassociated oraffi.liated with theother Persons making or party to, such srock or share purchase agreement orother blliiness combination) (each a •’.Bmdamen1al T:ra.nsaQtjon1’)_, then, upon any subsequent conver.sion of the Preferred Stookt the Holder shall have the right to receive, for ea.ch Conversion Share that would have been issuable upon suoh conversion immediately prior to the «currence of such Fundamental Transaction) at the option of the Holder(without regard to any limitation in Section 5 011 theconversion of the Preferred Stock), thenumber of :Shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporationI and any additional consideration (the. “Alternate ConsiderationJj receivable as a result of such Fundamental Transaction by a holder of the number of .shares of Common Stock into which each share of Preferred Stock is convertible immediately prior tosuch Fundamental Ttansaction (without regard toany limitation in Section S on theconversion of the Preferred Stock). For purposes of any such c:onve.mon, the detennination of the Co.nvenuon Price $hall be appropriately adjusted to apply to such AltemateC.onsidera1ion based on theamount of Alternate Consideration issuable in respectof ones.hare of Common Stock in such Fundamental Tmnsacti,;m, lmd the Company shntl apportion theConversion Price among the Alternate Consideration in J reasonable manner :reflecting the relative value of any different. oomponents of the Alternate Consideration. If holders of Common Stock an: given any choice as to the securities, cash orproperty to be received in a Fundamental Transaction, then.the Holdershall begiven the same choice 8$· to the Alternate Consideration it :receives upon anyconversion of this Note following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction. th.eCompany or any Sue.¢e$SOr Entity shall, at the Holder’s option. exercisable at any time concurrently with, or within 30days aftei’.. theQOnsum.mationof theFundamental Transaction, purchase the shares of Preferred Stock ftom the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unconverted shares of Preferred Sro.ck on th.e date cf the (.omununation of such Fundamental Transaction, · Black Scholes Value•• m¢ans the value of the unconverted shares of Prefemxl Stock remaining on the date of the Holder’$ request pursuant to Seotion 7(e)(H) which value is calculated U.Sing the Bhlck Scholes Option Pricing MQdel for a ••catr• or ‘‘put” option, as elected by the Holder, asobtained from the •-ov•function on Bloomberg utilizing (i) an underlying price pershare equal to the greater of fl) th¢ highest Closin.g Sale Price of the Common Stock during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Tnuisaction (or theooilSlll11mationof theapplicable Fundamental Transaction, if eadier) and ending on the Trading Day of theHolder’s request pll1’$uanf toSection 7(e)(2) and(2) thesum of the price pershare beingofferw in cash in the applicable Fundamental Transaction (if any) plus the value of the non-®:Sh consideration being offered intheapplicable Fundamental Transncti<>n (ifany), (ii)astrike priceequal to theConversion Price in.effect on the date of the Holder’s reques,t pursuant to Section 7(e)(2), (iii) a ris,k..f. tee interest rate corresponding to the U.S.Treasury rate as of the date of theHolder’s.request pursuant toS«tion 7(e)(2) if such request is prior to thedateof theconsummation of the applicable Fundamental Transaction, (iv)a zero Qostofborrowand(v}anexpeetedvolatilityequal tothegn::ateroflO<V’/4andt.he30dayvolatilityobtained frQm the “HVT» function. on Bloomberg (determined utilizing a 36$ day annuatization factor) as of the Trading Day immediately following the earlie$t to occur of (A) the public disclosure of the appliQable Fundamental Transactlon, (B) the consummati.on of the applicable Fundamental Transaction and (C) the date on which the Holder first became aware of the applicable Fundamental Transaction. The Company .shall cause any $u rentity in a Fundamental Transaction in which the Q:tmpany is not the survivor (the “Successor Entily:’’) toassume in writing all of the obligations of the Company under this Certificate of Designation and theofherTransactionDocument.s ina«ordance with the provisions of thisSection 7(e) pursuant to written agreements in form and substance teaS()nably satisfactory tQ the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at theoption of the Holder, deliver to the Holder in exchange for the Preferred Stock a security of the Succes.wr Entity ev:idenced by a written instrument substantially &imilar in form andsubstance to the Prdernxi Stock which isconvertible into acorresponding number ofshares ofcapif.al stock of such SuCCC$80r Entity (orits parent entity) equivalent to the $h$reS of Common StQck acquirable and JWeivable up()n conversion of the Preferred Stock (wi1hout regard toany limitations on theconversion of the Preferred Stock) prior to such Fundamental Transactiont and with a QOnversion price which applies the Conversion Price het.eunder to such sb of capital stQck (but taking into n®Qunt the relative value of the shares of Common Stock pursuant:to sucb Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price beingfor the purpose ofprotec,ting the economic value of the Preferred S1oek immediately prior to theconsummation ofsuch Fundamental Transaction), and which is reasonably satisfactory in form and sub$tance to the Holder. Upon the oectUrence of any such Ftmdamental Transaction, the Successor Entity shall suctee<I to, and besubstituted for (so that -from and after the date of such Fundamental TranY.ction, the provisions of this Note and the other TransactiQn n>cuments referring to the”Company” ;&ball refer instead to the Successor Entity), and may exercise every right and .power of the Company and $hall assume all of the obligations of the Company under this Note and theother Transaction Documents with the.same effect as if such Successor Entity bad been named as the Company here.in.

(f)       Calculations. All calculations under thilSection 7 shall be made to the nearest cent or the n t 1/lOOth ofa th.are-, a$ the case may be. For purpose$ ofthi$ Section 7, the number of shares of Common Stock deemed to be issued and outstanding as ofa given dateshall be the sum of thenumber of shares of Common Stock{excluding any treasury shares of the Corporation) issued and outJ1anding.

(g)	Notice to the Holders.

(i)       Adjustment to Conversion Price. Whenever the Conversion Price i$ adjusted pursuant to anyprovision of this Section 7-J the Corporation shall promptly deliver to each Hokier a notice setting forth the Conversion Price after such a(ijus.tment and setting forth a brief statement of the fiWI$ requiring such adju$tment.

{ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declarea dividend{o.r any otherdistribution in whatever form) on theCommon Stockt{B) theCorporation shall declate a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders .of the Common Stock of rights. o,r watnltlt$ to subscn’be foi- or purchase any $haresof capital stock of any class or of any rights, (D) 1he approval of any stockholders of the Cotporation shall. be required in connection with any reclassification of the C.0.mmon Stock:, any consolidation or merger to which the Corporation is a .patty, any sate or trnl1$fer of all or sube.tantially all of the assets of theCorporation., or anycompulsory shareexchange whereby the Q:tmmon Stock is converted into other ffllurities, cash or property (E) the Corporation shall auftlorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the C-orporation (F) the Corporation $hall take any action to -effectuate an Corporuon Redemption, or (0) a Triggering Event shalt have occurred, then, in each case, the Corporation shall cause to befiled at each office oragency maintained for the purpose of oonversion of this Preferred Stock, an.d shall cause to be delivered toeach Holder at its last address as it shall appear·upon the$look boobof the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified (unless a greater or lesser time period is

expres.sly required elsewhere in this Certificate of Designation), a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, :redemption. right$ or warrants, or if a record is not.to be taken, the date u of which theholders of theCommon Stock of record to be entitled to such dividend, dis1ribu1ioll$, redemption, rights or warrants are to bedetemrined or (y) the date on which .such rwlas$ification,. oonSQlidation,merger, sale, transferor shareexchange isexpeieted tobecome effective or close, and thedoteas of which it isexpected that holders o:fthe Common Stoclcof recordshall beentitled toexchange their share$ ofthe Common Stock for secJ.Jrities, cash orotherproperty delivemble upon such reclassification,.consolidation, merger, $de, transfer orshare exchange, provided that the failure todeliver such noticeoranydefect therein orin thede-livery then:of shall not affect the validity ofihecorporate action tequired to be specified in $uch notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information ing the Corporation or any of the Subsidiaries,. the Corporation shall simul1aneously :file such notice with the Commission pursuant to a Current Report on Form 8-Jt The Holder shall remain entitled toconvert theConversion Amount of this Prefened Stock (or any parthe.reof) during the20’41y period oommencing o:n thedate of$UCh notice through the,effective date of e ev_ent triggering such notice except a& may otherwise be expressly set forth in this Certificate of Destgna.tton.

(h)	Participation in Subseq,uentFinancina,

(i)       Upon a Su uent Financing, a Holder of at least five hundred (500) shares of Preferred Stock (each such Holder, a “Significant Purchase!”) shall have the right ro participate in up to an amount of the Subsequent Financing equal to 100% of the Subsequent Financing (the

<1Jartieipation Maximum “) on the $&me terms, conditions. and price provided for in the Subsequent Financing.

(ii)       At least five (S) Trading Day$ prior to the closing of the Subsequent Financing, theCompany shall deliver toeach Significant Purchaser a written notice o.fits intention toet’fe(lt a Subsequent Financing.(‘• Notice”). which Pre.Notice shall ask s.uch Significant Purchaser if it wants to review the details of su.Qh financing (such additional notice a ••Subsequent Financing Notice’ . Upon the request of a Significant PurchMer, and only upon a n,quest by such Significant Pu.rohaser, for a Subsequent Financing Notice. the C’,ompany shall promptly but no later than one ( l) Trading: Day ai\er iuch request, deliver a Su\’8equent Financing Notice to such Significant PUIChaser. The Subsequent Financing Noticeshall describe in reasonable detail theproposed terms of such &lbsequent Financing, the amount ofp:roceeds. intended to be raised thereunder and thePerson or Persons through or with whom such SubsequentFinancingis pro,P(Mi,ed to be effected ands.ball include a term sheet or similar document ielating thereto asan attachment.

(iii)       Any Significant Pu,rcbqer desiring to participatQ in such Subsequent Financing must provide written notice to the Company by not later than 5:30 p.m, (New York City time) on the fifth (Sil) Tm.ding Day afterall of the Signi&ant Purchasers have ived the Pre-.Notice thatsucb Significant Purchaser i$ willing to participate in the Subsequent. Financing theamount of s.n.ch.Purchaser’s. participation,.an.d representing and warrantin.g thatsuch Signi:fieantPurchaserhassuch fbndiready. willing. and available for inve.sunent on the terms set forth in the Subsequent Financing Notice. If the Company reeeives no such notice ftom a Significant Purchaser as of such fifth (Sill,) Trading Day, such Significant Purchaser shall bedeemed tohave notified theC-ompany that it does not elect to participate,

(iv) If by S:30 p.m. (New York City time) on the fifth ($th) Trading Day after all of the Significant Putchase.rs have received the Pn Notice. notifications by the Significant Purchase.rs of their willingness to jfflrtieipate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate, IC$$ than the total amount of the Subsequent F.inancing, then the Company may effect the l\mUlining portion of such Subsequent Financing on the terms. and. with the Person, set forth in the Subsequent .FinanQ:ing Notice.

(v)       Ifby S:30p.m. (New York City time) on the:fifih (Slh)Trading Day after all of the Purchasers have received the Pl’\>Notice. the Company rec.eives responses to a Subllequcnt Financing Notice from Significant Purchasers seeking to purchase more than theaggregate amount of the Participation Maximum, each such Significant Purchaser shall have the right to purchase its Pro Rata Portion (as defined below) of the Participation Maximum. upro Rat.a Portion” means the ratio c:,f (x) the Subscription Amount: of Securities purchased on the Closing Date by a SigniticantPurchaser:participating under this Section 7(h) and{,y) thesum of the aggregate Subscription Amounts of Securities purchased on the Oosing Date by all Signifi .-nt Purchasers participa1ing under1his.Section 7(h).

(vi)       The C.ompany must provide the Significant Purchasers with a &e00nd Subsequent Financing Notice, and the Significant Purchasers will again have the right of participation $Ct forth above in this Section 7(h). if Che Subsequent Financing subject to1he initial Subsequent Financing Notice is not ummated for any reason on 1he terms set fo:rth in such Subsequent Financing Notice within ten (10) Trading Days after the date of theinitial Subsequent f”irumcing Noti¢e. ·

(vii)       The Company and each Signifkant Purchaser agree that if any Significant Pureh r elect$ to participate in the Subsequent Financing, the tnm$aetion documents related to 1he Subsequ.ent Fmancing shall not include any term orprovision whereby suchSigni:ficant:Pu:rchaser shall be iequired toagree toa.nyrestrictiotl$ontrading as toanyof1he Securitie.spurehasedhereunderor berequired to consent to any am.endment to or termination o.f, or grant any waiv(Tt release or the like under or in connection with, this Agreement, without the prior written consent of such Significant Purchaser. In addition. the Company and each SignifiC$ll.t Purehaser a 1hat, in connection with a Subsequent Finan.cing, the transaction documents related to the Subsequent Financing shall include a mquirement for theCom:iiany to issue a widelydisseminated press release by9:30 am (New York City time) on theTrading Day of execution of the U’l:Ul$$CtiOn documents in such Subsequent Financing (or, if the date of execution is not a Trading Day1 on the immediately following Trading Day) that discloses the material tenns of the transactionscontemplated by the transaction documents in such Subsequent Financing.

{viii) Notwithstanding anything to 1h.e contrary in this Section 7(h) and unless otherwise agreed to by sueh Significant Purcliaser, the C.Ompany .shall either oonfinn in writing to such Significant Purchaser 1hat the transaction with res}X’Ct to the Subsequ nt Financing has beenabandoned or shall publicly dilclose its intention toissue thesecurities intheSu.bsequentFinancing, in either case insuch a manner such that 3uch Significant Purchaser will not be in po$SCSS.ion of any material, non..public information, by the tenth (10., Business Day followingdelivery of theSubsequent Financing Notice. Ifby such kmth (1Olh) Business Day, no _1mblic disclosure regarding a transaction with r¢$pect t.o theSubsequent Financing has been made, and no notice regarding the abandonment ofsuch transaction has b«..-n received ‘by iuch Significant P haser. such tm.Di8ction .shall be deemed to have been abandone,d and such Significant Purchaser shall not bedeemed to be in possession of any material, non pu.blic information with pect to Ille Company orany of its Subsidiaries, (ix) Notwiths1andingthe fotegoing, this Section 7(h}shall notapply in .pect ofan Bxempthsuance.

Section 8.            Corporation Redemp;tion.

(a)       The Corporation shall have the right ton:x:feem (a rpomtion Redemption”), all or any portion of the shares of the Preferred Stock issued and outstanding ior a period of time equal to 6 monihs following the Original Issue Date, upon five (S) business days’ notice, nt .a redemption price per Preferred Stock then issued and outstanding (the “Corporation Redemption Price’ ).,equal to the product of

(i) thePremium Rate multiplied by (ii) thesum of(x) the- Stated Valuei(y) allaccrued butunpaiddiv.idends, and(z) all otheramount due to the Holder-pursuantto this Certificate of’De&ignationand/or anyTransaction Ik,cument including, but not limited to Late Fees, liquidated damages and thelegal fees and expenses of the Holder s counsel relating to this Certification of.Designation., any other Tnmsaction Document and/or the transactions contemplated thereunder and/or hereunder. “Premium Rate’• means 1.35 if such Preferred Stock is nxteemed within s;ix (6) months :from the iMuan date thereof; and

(b)       The Corporation may not deliver to a holder a C.Orporation Redemption Notice unless on or prior to the date of delivery of such Corporation Redemption Notice, the Corpora-don shall have segregated on the books and ms of the Corporation an amount of cash sufficient to pay the Corporation Redemption .Pri.c» for Qh $hare of Pref¢tted Stock then issued and duly. Any Corporation Redemption Notice delivered shall be irrevocable and shall be accompanied by a statement ex=uted by Corporation d\lly authorized o•tlicerof the Corp,omtwn,

(c)       The Corporation Redemption Price required tobe paid by theCorporation toeach Holder shat I be paid in the c.a.sh to each Holder ofshares of Preferred Stock no later than five (5) calendar days ftom the date of mailing of the Corp-oration Redemption Noti (the ‘-CO.rporation Redemption Payment Date”).

(d)       Notwithstandingthe delivery of a Corporation Redemption Notice, a Holder may convert some ot all ofits shares of Preferred Stock until the date it receives in full Corporation Redemption Price, provided, lvJwtter, that notwithstandinganytbing to t:becontnuyprovided herein orelsewhere (i) in. theevent a Holder would beprecluded fu:nn Q’.lnverting anysham of Pl’l;:ferred Stock, due to the limitation contained in Section 5, the Cot’pOl’ltion Redemption Payment Date. for such Holder only, shall automatically be extended by one hundred twenty (120) days (orsuch shorter period a so p:rovided to the Corporation by the Holder at any time and (ii) if a Mandatory ConvCJ.’$iOn has occumxl prior t:Q the CorporationRedem,ption Payment Date and for whatever reason including, but notlimited to, theBeneficial Ownership Limitation, a Holder still owns Preferred Stock, any such Holder may eleot to extend the Corporation Rede-mptic;.n Payment Date as.to any or all of such Hold r’s Prefe Stock for up to Qlle hundred twenty (120) days following the Corporution Redemption Payment Date toallow such Holder to convert its remaining Preferred Stock into Conversion Sharea,

Section 9. N4< ative Cpyenants. From the date hereof until the date no shares of Prefe.rred Stock are issued and out,mnding, unless Holde$ of at least 51% in Stated Value of the then outstanding $ha.res of Preferred Stock $hall have otherwise given priQr wriucnoo11$en\ theCorporation shall not, and shallnot permit any of theSubsidiaries to, directly or indirectly:

(a)       other than Permitted Indebtedness,. enter into, create, incurt a.’ISume., guarantee or suffer toexist any indebtedness f.or borrowed money of any kind, including but not limited to, a guarantee, on or with rea t to anyof its property or assets now owned or hereafter acqui or any interest therein orany income orprofits therefrom;

(b)       other than Permitted Liens. enter into, create. incur ll$$ume or suffer to exist any Llen$ of any kind, on or with respect to any Qfits property or assets now owned or hereafter acquired or any interest therein orany income or profits therefrom;

(c)       amend its charter dwumeuts, including, without limitatio its articles of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

(d)       repay, npumhase or offer to repay, repun:hase orotherwise acquire of any $hate$ of its Common StQCk, Common Stock Equiv lenta or. Junior Securities, other than as t◊ the Q)nversion Shares as permitted or required under1heTransaction Documents,

(e)	pay cash dividends or distributions on Junior Sec-urities of theCorporation

(f)       enter into any transaction with any Affiliate of the Corporation which would be uired to ‘be disclosed in any public filing with the Comnri$Sion, unles.s such transaction is made on an arm’ lenglh basis and expressly approved by a majority of 1he dis.interesteddirectom of the Corporation (even if less than a quorum otherwise required for board approval); or

(g)      enter into anya.g:reement with respect to any of theforegoing.

(g)

                                   Section 10,                Redemption Upon Tri,mering Events.

(a)       “Triggering n\1ent’r means, wherever used herein any of the following event$ (whatever the reason for such event and whether such event shall be voluntary or involuntary or etr ted byoperation oflaworpursuant toanyjudgmenti decreeororderofanycourt, oranyorder, rule orregulation of any administrative or governmental body):

(i)       the Coiporation shall fail to deliver Conveniion Shares issuable upon a conversion hereunder thatcomply with the provisions heI”eO:f prior to the fiflh Trading .Dayaftenuch shares are required to be deliveled hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to wroply with reque$t$ for conversion of any.shares of Preferred Stock in accordance with the tenns hereof;

(ii)	theCorporation ihall fail for any teas0n topay in full theamount of oash due pursuant to a Buy.In within five (S) Trading Days after notke then,ior is delivered hereunder;

(iii)       the Corporation shall fail to have available a sufficient number of authorized and UDl’eSCl’Ved.shan:s of Common Stock to issue tosuch Holderupon aconversion hereunder

(iv)       unless specifically addressed cbewhere in this Certificate of Designation as a Triggering Even the Corporation shall fail to observe or perform any other covena.nt, agreement or warranty contained in, orodterwise oommit any breach of the Transaction Documeniss andsuch failwe or brench shall not, ifsubject to thepossibility of a curebythe Corporation, havbeencured within S calendar days. after the dateon which written noticeof $UCh failure orbreach shall have been delivered;.

(v)	the Corporation$hall redeem Jgnior Securities or pari passu securities;

(vi)	theCorporation shall beparty tQ,a Change of Control Transaction;

(v.ii) there shall haveoc-0urred n Bankruptcy Event;

(viii)       any monetary judgment, writ or &imilar final process $hall be entered or filed against the Corporation, any subsidiary or any of their respective property or other assets for more than $50,000 (provided that amounts covered by the Corporation’s insurance policies are not counted tQward this $50.000 threshold), and such judgment, writ or similar final p shalt remain unvacated, unbonded or unstayed for aperiod of thirty (30) Trading Days;

(ix)       the electronic transfer by the Corporation of $hares of Common Stock 1hrough the Depository Trust Q.l.mpany or another esutblished clearing corporation once established subsequent to the date of this (;ertificate of Designation is no longer available or is sul>je.ct to a.fuleze’ and/or ‘\ bill”‘;

(x)	the Corporation shall no longer be DWAC eligible; or

(xi)	any ‘ vent of.Default,° asdefined in thee Pwx;ha$e Agreement.

(b)       Upon the occurrence of a Triggering E\rent, each Holder shall (in addition to all other rights it may have hereunder orunde.r applicable law)have the right, exercisable at thesole option 0:f 1>uch Holder, to .require the Corpomtion to{A) redeem all of the Pmferred Stock then held by such Holder for a rcdemplion p , in c8$h, equal to the Triggering Redemption Amount, or(B) at theoption of each Holder either (i) tedeem all of the Preferred Stock then held by such Holder though the issuance tosuch Holder of s1.1.ch number of shares. of Common Stock equal to thequotient of (x) the Triggering Redemption Amount,dhidedby(y)theloweatof(l)theConversionPrice,and(2)75%<>ftheaverageofthel0VWAPs immediately prior to the date of election hereunder, and (ii) increase the dividend rate on all of the outstanding Preferred Stockheld by such Holderre ctivelyto the initial Closing Date to18% perannum th fl.er; The Triggering Redemption Amoun.t, whether :payable in cash or in shares, shall be due and payable or issuable, as the case may be. within five (5) Trading Dayi of the date on which the notice for the payment therefor is provided by a Holder (the ‘‘TriggQting Redemption Payment Date’?, If the CotpQration fails to pay in lull the Triggering Red-emption Amount hereunder on the date such amount is due inaccordance with thisSection (whether in cash orshares of Common Stock), theCorporation will pay interest thereon at a rateequal tothe lea.serof 18% pe.rannum or themaximum.rate permitted by applicable law• .accruing a:n4 compou.nding daily from 1uch date until the Triggering emption Amount, plus all such interest thereon, is paid in:full.

Section 11.         [Intentionallydeleted].

Section 12.         llaneous.

(a)       Notices. Any and all notices orothercommunications ordeliveries to beprovided by the Holde?S here.under including, without limitation, any Notice of Conve11ion1 shall be in writing and delivered personally orf!.ent by a natiqnally recognized overnightcouri r service and by facsimile ore--tnai ad.dressed to the Corporation, at its.addresso.f recor{t or such other e,.mail or address a.s the Corporation may specify for such purposes by prior written notree ·b) the Holders delivered in accordance with this &-ction 12. Any and all notices or other communication$ or deliveries to beprovided by the Corporation hereunder .shall be in writing and delivered personally, by facsimile, or sent by a nationally reeognized ovemight courier service addressed to each Holder at the fac,imitc number or adare.s,s of such Holder appearing on theboob ofthe Corpora1ion, or if nosuch facsimile number oraddress app,earson thebook:$ oftheCorporation, at theprincipal placeof business o.fsuch Holder, as setf{)rtb in thePurcha$eAgre:ement, Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of trall$JD:iss.ion, if such notice or oommunication is. delivered via :facsimile at the facsimile number setforth in. thisSection prior to 5:30 p.m.(New Yorlc City time) on any date.(ii) the next Trading Day after the date of transmis.sion., if iuch notice or communication is delivered via facsimile at the fac.$imile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m.. (New York City time) on any Trading Day, (ill) thesecond Trading Day following the date of ttUliling, if $ent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom suchnotice is required tobegiven.·

(b)       AbsQlute Obligation. Except: as expressly provided herein, no provwon of thii C.ertifi te of Designation shall alter or impair theobligation of the Corporation, which is absolute and unconditional, to pay liquidated damages accrued dividends and accrued interest, as applicable, on the shares of Prefened Stockat the time., place, and rate, and in the coin orcurrency, herein prescribed.

(c)       Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred St.ode certificate shall be mutilated, lost, s1o1en or destro the Corporation shall execute and deliver, in exchange and substitution.for anduponcancellation of a mutilated certificate, or in lieu ofor in$ubstitution for a lost, stolen ordestroyed certificate, a new certificate for the$hares of Prcf’erred Stock so mutilat lost, stolen or destroyed, but only upon .n:ceipt of e.vidence of .such loss, theft or de.truction of such certificate, and of tbeowneohip hereof reasonably satisfactory to the Corporation.

(d)       Govemina Law. AU questions conceming theconstructio validity, enforcement and interpretatio.n of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laW$ of the State ofNevadlt without regard to the princ,iple-$of confli t oflaws thereof. Each partya,grees that all legal proceedings concerning the interp Ollt enforcementanddefense of the tranuctions contemplated by any of the Transaction Docllments (whether brought against a party hereto or its respective Affiliates, directo.1’$, officers, stockholders. employe(;S or agents) shall be C”O.mmenced in the .state and federal courts. sitting in the county of Clark (the ‘‘Nevada Courts”), Each party heretohereby irrevocably submits to th.e clU$hre juri&dictio:nof the Nevada Courts for the adjudication of any dispute hereunder or u1connection herewith or with any tran$8ction contemplated herebyordisc;u$Sed herein (including with respect to the enforcement of any of the Transaction Document.,), and hereby irrevocably waives, and agrees not to .assertin any suit, action or proceeding, any claim that it i6 not pt,’1’SQnally subject to the jurisdiction. of such l\tevada: Courts. or such l\’evada CourtiJ. improper Qr inCQnvenient venue forsuch proceeding, Pach.party hereby irrevocably waives pel’$Qnal service ofprocess and oonsents to p being served in any such suit, action orproceeding by mailing a copy thereof via regiirered or c.ertifled mail orovemight delivery (withevidence of delivery) tosuch party at theaddre&.’l in effect for notices to it under this C.erti:ficare of Designation and agteeS. that such service .shall constitute good andsuffi.cient service ofp,rocessand notice thereof. Nothingcontained herein shall bedeemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, anyand all right to trial by jury in any legal proceeding: arising out of or :rdating to this Certi:f’1eate of Designation or the transactions contemplated hereby. If anypartyshallcommcnc..e an action orproceeding toenforce any provisions of this Certificate of Designation1 then the prevailing party in such action orproceeding shall be reimbwsed by the other party foritsattorneys’ fees and otherCO$tSand expenses in(;intbe investigation., preparation and pros=ution ofsuch action or proceeding,

(e)       Any waivel” by the Corporation or a Holder of a breach of any provision o:f this Certificate of Designation shall not operate as or be construed f.O be a waiver of any other breach of such provisionor of anybnmch ofany othe:rprovillion of thisCertificate of Designation ora waiver by anyother Holders. The failure of the Corporation or a Holder to in$i&t upon strict adherence to any term of this Certificate of Designation c,n one or moreoccasions shall not beoonsidered a waiver or deprive that party (orany other Holder) of the right thereafter to insist:upon strictadherence to fuat term or any other term of this Certificate of Designation on any other OC:’CMion. Any waiver by the Corporation o.r a Holder must ‘be in writing.

(t) Severability, If any provision of this Certificate of Designation is inval.id, illegal orunenfo ble, the balance of this Certificate ofDesignation sh.all rem.a.in in effect, and if any pn>vi$ion is inapplicable to any.Person or c umstance, it $ball nevertheless remain applicable to alt other PelSOns and ciroumstances. If it shall be found that any interest or other amount deemed interest due hereunder violate$ theapplicable Jawg<lvemingusuiy, theapplicable rateofinteremd.ue bercu:ndershallautQmatically be lowered toe.qual 1he maximum rare of interestpennitted under applicable law..

(g)       Next Business Day, Whenever any payment oro1her obligation hereunder shall be due on a day other than a Business Day,$UCb.paymentshall be made on thenext succeeding Business Day.

{h) Headinf.,s. The :hea.dings. contained herein are for convenience only do not constitute a part of thi.$ Certificate of Designation and $hall not be deemed to limit (Jr affect any of the provisions hereof.

(i)       Status of Converted or Redeemed Preferred Stock. Share$ of Preferred Stock may only be issued pursuant to a Puro,hase Agreement. If any shale$ of Prefemxl Stock $hall be converted,, redeemed or rr:acquired by the CorporatioDt such shares shall l’C$ume the status of authorized butunissued shares of preferred Jtock and shall no longer bedesignated as Preferred Stock.

RBSOLVED, FURTHERt that the Chairman, the pre$ident or any vice--president,and the n;tary or any assistant secretary, of theCo.rporation beand they hereby areauthorized and directed toprepare and file this Certificate of Designation of Preferences, Right$ and Litnitations in accordance with the foregoing resolution and the provisions of Delaware law,

IN WITNESS WHEREOF, the und ignedbave executed this Omiticate fuis .311d1 ay of October. 2021.

Metrospaoes, lnc,

ANNE.XA

NOTICE OFOONVERS.ION

(1’0 BE EXECUTED BY THE REGISTERED HOLDER.IN ORDER TO CONVERT SHARES OFPREFERRED STOCK)

Theundersigned hQrebyelccts1o convert the number ofshart\$ of Serl<$ FCcnvertiblePr-..-f’,U’red Stock indicated below into $hares of common stock; p ,’&lue $0.001 per share (the “Common Stockj. of Metros , Inc, fl. Nevada corporation (the”‘ Corporation j, according tothe<;0nditions her«1f. $$ ofdieda written below. If $ruU’C$ ofCommon Stock are to be issued in.the name of a Pen;on <:tther than the undersigned, the undet’$igncd will pay.au tnmsfer taxes payable with ct thereto and .h! dclivtring h\fl\Vith such c,ertfficat$ and opinions as may be tt,quirod by tho Corpo:l1ltion in aQCOrdanoe with tho Purdlflse Agnicm.cnt. No f will be char d to the Holders f();I’ .any conversion. except for any such.transfer -

Conversion calculations:

Date to Eff('Ct C.Onvcrsion:
Number Qf shattl$ of Preferred StQCk()'Wnf)dpriorto Conversion: _____________________________________________
Number of sbar<$ of Preferred Stock to be Converted: ______________________________________________________
Stawd Value c;,f .of Preferred Sto.ck to be Converted: ____________________________________________________
Dollar amount ofln t to be.Conv dr	_______________________________________________________________
Oihcr amounts QWed to the Undersigned	by the
Cotp0ration under the Cortific::a of Designation and/or
nny other Transaction Document to·tieQ:inverted: _________________________________________________________
Number of shares of Common Stock to be Issued: _________________________________________________________
ApplicableC.onversionPrice:	_______________________________________________________________

Number of s of Pref «!StQck subsQqucnt IQ Conver$i.on: ___________________________________________________

Address for Delh'(ll}':	______________________________
Or
DWAC Instructions:
Broker no: ________________________
Account no; ______________________

Name ofBntity Holder .--	-(Please Print)
By;
Name:
Titl :

Name oflndividual Holdcr ____________	(Plea,e Print)
___________________(Signat'Ul'4 oflndividual Bolder)